EXHIBIT 10.6

     During the year ended December 31, 2012 the Company borrowed $40,000 from Mark Rodenbeck, an unrelated third party. The $40,000 loan from Mr. Rodenbeck does not bear interest, is unsecured and is due on demand. There is no written loan agreement associated with this loan.